Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS THIRD QUARTER
2017 SALES AND EARNINGS

Fort Wayne, IN - October 24, 2017 - Franklin Electric Co., Inc. (NASDAQ: FELE) reported third quarter 2017 GAAP fully diluted earnings per share (EPS) of $0.52, versus a GAAP fully diluted EPS in the third quarter 2016 of $0.50, an increase of 4 percent. In the third quarter of 2017, the Company’s EPS was $0.53 before restructuring compared to 2016 third quarter EPS of $0.48 before restructuring, a 10 percent increase (see table below for a reconciliation of GAAP EPS to the EPS before restructuring).

Third quarter 2017 sales were $311.1 million, an increase of $71.3 million or 30 percent compared to 2016 third quarter sales of $239.8 million. The sales increase was primarily from acquisition related sales, as well as sales volume and price increases. The Company’s organic sales growth was 8 percent. Foreign currency translation increased sales less than 1 percent.

Gregg Sengstack, Franklin Electric’s Chairman and Chief Executive Officer, commented:

“We are pleased with our third quarter results which include record net sales and earnings per share for any third quarter in our Company’s history. Our Fueling Systems and Water Systems business in the U.S. and Canada grew organically by 10 and 11 percent, respectively. Our consolidated operating income before restructuring grew by 9 percent and our earnings per share before restructuring grew by 10 percent versus the same quarter prior year. We also experienced strong growth in our Water Systems businesses in Europe, the Middle East and Africa primarily as a result of market share gains of pump products in Europe and continued strength in Turkey. Our distribution segment turned in solid sales results despite supply chain disruptions.”

Key Performance Indicators:

Earnings Before and After Restructuring	For the Third Quarter
(in millions)	2017	2016	Change

Net Income attributable to FE Co., Inc. Reported	$24.5	$23.7	3%
Allocated Undistributed Earnings	$(0.2)	$(0.3)
Earnings for EPS Calculations	$24.3	$23.4	4%

Restructuring (before tax):	$1.0	$(1.7)

Restructuring, net of tax:	$0.6	$(1.0)

Earnings after Restructuring	$24.9	$22.4	11%

Earnings Per Share	For the Third Quarter
Before and After Restructuring	2017	2016	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.0	46.9	—%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.52	$0.50	4%

Restructuring Per Share, net of tax	$0.01	$(0.02)

Fully Diluted EPS before Restructuring	$0.53	$0.48	10%

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated

Q3 2016	$87.5	$35.0	$39.5	$20.0	$182.0	$57.8	$—	$—	$239.8
Q3 2017	$97.5	$32.7	$47.0	$19.3	$196.5	$63.5	$68.1	$(17.0)	$311.1
Change	$10.0	$(2.3)	$7.5	$(0.7)	$14.5	$5.7	$68.1	$(17.0)	$71.3
% Change	11%	(7)%	19%	(4)%	8%	10%			30%

Foreign currency translation	$0.3	$0.3	$(0.4)	$0.1	$0.3	$0.6
% Change	—%	—%	(1)%	—%	—%	1%

Volume/Price	$9.7	$(2.6)	$7.9	$(0.8)	$14.2	$5.1
% Change	11%	(7)%	20%	(4)%	8%	9%

Operating Income and Margins
(in millions)	For the Third Quarter 2017
	Water	Fueling	Distribution	Other/Elims	Consolidated
Reported Operating Income/(Loss)	$28.3	$17.1	$2.0	$(15.6)	$31.8
% Operating Income To Net Sales	14.4%	26.9%	2.9%		10.2%

Restructuring	$1.0	$—	$—	$—	$1.0
Operating Income/(Loss) before Restructuring	$29.3	$17.1	$2.0	$(15.6)	$32.8
% Operating Income to Net Sales Before Restructuring	14.9%	26.9%	2.9%		10.5%

Operating Income and Margins
(in millions)	For the Third Quarter 2016
	Water	Fueling	Distribution	Other/Elims	Consolidated
Reported Operating Income/(Loss)	$30.0	$15.2	$—	$(13.4)	$31.8
% Operating Income To Net Sales	16.5%	26.3%			13.3%

Restructuring	$(1.8)	$0.1	$—	$—	$(1.7)
Operating Income/(Loss) before Restructuring	$28.2	$15.3	$—	$(13.4)	$30.1
% Operating Income to Net Sales Before Restructuring	15.5%	26.5%			12.6%

Water Systems

Water Systems sales were $196.5 million in the third quarter 2017, an increase of $14.5 million or about 8 percent versus the third quarter 2016 sales of $182.0 million. Water Systems sales increased by $0.3 million or less than 1 percent in the quarter due to foreign currency translation. Water Systems organic sales were up about 8 percent compared to the third quarter 2016.

Water Systems sales in the U.S. and Canada were up about 11 percent compared to the prior year third quarter. Sales of Pioneer branded dewatering equipment increased by about 90 percent in the third quarter when compared to the prior year resulting from the continued diversification of customers and strengthening in U.S. oil and gas end markets. Sales of groundwater pumping equipment increased about 10 percent on broad based strength in both residential and agricultural systems. Sales of other surface pumping equipment increased by 4 percent primarily in irrigation and agricultural related products.

Water Systems sales in markets outside the U.S. and Canada overall increased by about 5 percent. The impact of foreign currency translation was not significant. International Water Systems sales were led by improved sales in Europe, including higher sales of Pioneer branded equipment, and the Middle East and Africa, but were offset by lower sales in the Latin American and Asia Pacific markets in the quarter compared to last year.

Water Systems operating income was $28.3 million in the third quarter 2017, down $1.7 million or 6 percent versus the third quarter 2016 and operating income margin was 14.4 percent compared to the 16.5 percent in the third quarter 2016. Water Systems operating income before restructuring was $29.3 million in the third quarter 2017, up $1.1 million or about 4 percent versus the third quarter 2016 and operating income margin before restructuring was 14.9 percent compared to the 15.5 percent in the third quarter 2016. The decline in operating income margin is primarily related to product sales mix shifts and higher raw material costs.

Fueling Systems

Fueling Systems sales were a record $63.5 million in the third quarter 2017, an increase of $5.7 million or about 10 percent versus the third quarter 2016 sales of $57.8 million. The impact of foreign currency translation in the quarter was not significant.

Fueling Systems sales in the U.S. and Canada grew by about 10 percent during the quarter. The increase was across all product lines, with particular strength in piping and containment systems. Outside of the U.S. and Canada, Fueling Systems revenues grew by about 18 percent, led by stronger sales in Europe and Asia.

Fueling Systems operating income was $17.1 million in the third quarter of 2017, up $1.9 million or about 13 percent compared to $15.2 million in the third quarter of 2016 and third quarter operating income margin was 26.9 percent, an increase of 60 basis points from the 26.3 percent of net sales in the third quarter of 2016

Distribution

Distribution sales were $68.1 million in the third quarter 2017. Management estimates third quarter Distribution sales declined by about 6 percent from the third quarter of 2016 primarily driven by supply chain disruptions and weak end market conditions in the Southeast region of the United States.

Distribution operating income was $2.0 million in the third quarter of 2017 and the third quarter operating income margin was 2.9 percent.

Overall

The Company’s consolidated gross profit was $103.8 million for the third quarter of 2017, an increase of $18.3 million, or about 21 percent, from the third quarter of 2016 gross profit of $85.5 million. The gross profit as a percent of net sales was 33.4 percent in the third quarter of 2017 and decreased about 220 basis points versus 35.6 percent during the third quarter 2016. The gross profit increase was primarily due to higher sales. The decline in gross profit margin percentage is partially attributable to the inclusion of the Distribution segment which impacted the margin by 70 basis points and the balance is due to product and geographic sales mix shifts and higher raw material costs.

Selling, general, and administrative (SG&A) expenses were $71.0 million in the third quarter of 2017 compared to $55.4 million in the third quarter of the prior year, an increase of $15.6 million or about 28 percent. The increase in SG&A expenses from acquired businesses were $15.8 million. Excluding the acquired entities, the Company’s SG&A expenses in the third quarter of 2017 were flat to last year.

Restructuring expenses for the third quarter of 2017 were $1.0 million, reduced diluted earnings per share by approximately $0.01 and were related to ongoing efforts in Brazil. Restructuring for the third quarter of 2016 resulted in income of $1.7 million and increased diluted earnings per share by $0.02 principally due to a gain on the sale of property in Brazil.

The Company ended the third quarter of 2017 with a cash balance of about $60 million versus about $104 million at the end of 2016, down primarily due to acquisitions and increased working capital. Inventory levels at the end of the third quarter 2017 were $301 million versus year end 2016 of $203 million. About $65 million of the inventory increase is due to the Distribution segment acquisitions.

Commenting on the outlook, Mr. Sengstack said:

“We expect our Fueling Systems momentum from the third quarter to continue and are confident in the strength of the U.S. and Canada water end markets as we enter the fourth quarter of 2017. However, we remain cautious about certain international water end markets including Asia Pacific and Latin America. As a result, we are narrowing our full year 2017 adjusted earnings per share guidance to $1.88 to $1.92.”

A conference call to review earnings and other developments in the business will commence at 9:00 am EDT. The third quarter 2017 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/m6/p/tmfc9j2d

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 96637193.

A replay of the conference call will be available Tuesday, October 24, 2017 at 12:00 noon EDT through noon EDT on Tuesday, October 31, 2017, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 96637193.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016

Net sales	$311,113	$239,755	$836,714	$710,266
Cost of sales	207,271	154,286	554,303	459,883
Gross profit	103,842	85,469	282,411	250,383
Selling, general, and administrative expenses	70,986	55,373	196,275	165,672
Restructuring (income)/expense	1,009	(1,715)	1,575	(850)
Operating income	31,847	31,811	84,561	85,561
Interest expense	(2,297)	(1,983)	(8,055)	(6,631)
Other income, net	574	1,446	6,814	2,787
Foreign exchange income	193	399	296	637
Income before income taxes	30,317	31,673	83,616	82,354
Income tax expense	5,769	7,926	12,890	20,840
Net income	$24,548	$23,747	$70,726	$61,514
Less: Net income attributable to noncontrolling interests	(78)	(83)	(617)	(411)
Net income attributable to Franklin Electric Co., Inc.	$24,470	$23,664	$70,109	$61,103

Income per share:
Basic	$0.52	$0.51	$1.50	$1.29
Diluted	$0.52	$0.50	$1.48	$1.28

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2017	December 31, 2016
ASSETS

Cash and equivalents	$60,129	$104,331
Receivables	176,286	145,999
Inventories	301,374	203,471
Other current assets	44,462	30,018
Total current assets	582,251	483,819

Property, plant, and equipment, net	213,206	196,137
Goodwill and other assets	384,036	359,949
Total assets	$1,179,493	$1,039,905

LIABILITIES AND EQUITY

Accounts payable	$76,163	$63,927
Accrued expenses and other current liabilities	67,898	60,119
Current maturities of long-term debt and short-term borrowings	104,081	33,715
Total current liabilities	248,142	157,761

Long-term debt	125,608	156,544
Deferred income taxes	42,776	40,460
Employee benefit plans	42,180	45,307
Other long-term liabilities	18,653	17,093

Redeemable noncontrolling interest	1,871	7,652

Total equity	700,263	615,088
Total liabilities and equity	$1,179,493	$1,039,905

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)	September 30, 2017	October 1, 2016

Cash flows from operating activities:
Net income	$70,726	$61,514
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	28,418	26,752
Share-based compensation	6,043	5,912
Gain on equity investment	(5,165)	—
Other	(2,444)	2,148
Changes in assets and liabilities:
Receivables	8,449	(22,088)
Inventory	(35,758)	(14,910)
Accounts payable and accrued expenses	(17,942)	9,333
Other	(11,963)	2,204
Net cash flows from operating activities	40,364	70,865

Cash flows from investing activities:
Additions to property, plant, and equipment	(22,517)	(30,109)
Proceeds from sale of property, plant, and equipment	207	5,839
Acquisitions and investments	(51,783)	(1,007)
Other investing activities	149	174
Net cash flows from investing activities	(73,944)	(25,103)

Cash flows from financing activities:
Change in debt	5,594	(30,626)
Proceeds from issuance of common stock	3,770	3,192
Purchases of common stock	(3,263)	(6,193)
Dividends paid	(15,245)	(14,483)
Purchase of redeemable non-controlling shares	(5,047)	—
Net cash flows from financing activities	(14,191)	(48,110)
Effect of exchange rate changes on cash	3,569	(232)
Net change in cash and equivalents	(44,202)	(2,580)
Cash and equivalents at beginning of period	104,331	81,561
Cash and equivalents at end of period	$60,129	$78,981

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.